REVISED EXHIBIT A

To the Amended Expense Limitation Agreement dated May 1, 2007, by and between Allianz Variable Insurance Products Fund of Funds Trust and Allianz Life Advisors, LLC (now Allianz Investment Management LLC).

Not withstanding section 3 (Term and Termination of Agreement), the Amended Expense Limitation Agreement may not be terminated prior to April 30, 2011. The Operating Expense Limit for each Fund is as follows:

   NAME OF FUND                                    EXPENSE LIMITATION

   AZL Fusion Balanced Fund                             0.30%
   AZL Fusion Edge Fund                                 0.30%
   AZL Fusion Moderate Fund                             0.30%
   AZL Fusion Growth Fund                               0.30%
   AZL Fusion Conservative Fund                         0.35%
   AZL Balanced Index Strategy Fund                     0.20%
   AZL Growth Index Strategy Fund                       0.20%
   AZL Allianz Global Investors Select Fund             0.20%

Acknowledged:

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

By:    /s/ Jeffrey Kletti
Name:  Jeffrey Kletti
Title: President



ALLIANZ INVESTMENT MANAGEMENT LLC



By:    /s/ Brian Muench
Name:  Brian Muench
Title: Vice President


                                                            Updated:  04/29/2010